EXCLUSIVE DISTRIBUTION AGREEMENT

PARTY A: ZHEJIANG XINCHAI HOLDING GROUP CO., LTD.

CHINESE NAME: ZHEJIANG XINCHAI KONGGU JITUAN YOUXIAN GONGSI

ADDRESS: XINXIN INDUSTRIAL PARK, XINCHANG, ZHEJIANG, CHINA
POSTCODE: 312500

TELEPHONE: 0575-623-6603

REPRESENTATIVE: ZHU XIANWEI CONTACT TELEPHONE: 0575-623-6603

MOBILE PHONE: 135-6751-1288

PARTY B: ZHEJIANG ZHONGCHAI MACHINERY CO., LTD

CHINESE NAME: ZHEJIANG ZHONGCHAI JIQI YOUXIAN GONGSI

ADDRESS: JINXING CHUN, HIGH-TECH PARK, XINCHANG, ZHEJIANG, CHINA

POSTCODE: 312500

TELEPHONE: 0575-629-5699

REPRESENTATIVE: SHI RONG CONTACT TELEPHONE: 0575-629-5699

MOBILE PHONE: 139-6758-1220

RECITALS

WHEREAS, the parties have thoroughly discussed and negotiated the terms and conditions of the exclusive distribution agreement herein contained; and

WHEREAS, Party A is a corporation with limited liability organized under the laws of the People’s Republic of China and is engaged in the business of manufacturing diesel engines and related parts and accessories; and

WHEREAS, for the purposes of this distribution agreement Party A shall be deemed to include all of its upstream parent corporations or entities, all of its direct and indirect, wholly and partially owned subsidiaries or entities, interlocking companies or entities, joint ventures and partnerships of which Party A is a direct or indirect and partial or whole owner in whatever capacity, and other affiliates of any nature, each as may exist from time to time, and Zhu Xianwei (an individual); and

WHEREAS, Party B is a foreign joint-venture company organized by Party A and Usunco Automotive Limited (“Usunco”) under the laws of the Peoples Republic of China; and

WHEREAS, Party A desires that Party B become the exclusive worldwide distributor of Party A’s existing and future products and services; and

WHEREAS, Party A and Party B desire to enter into this distribution agreement, which will govern the aforementioned distribution arrangement and will operate for the mutual business interests and benefits of the parties hereto and protect the business interests and benefits of both parties in connection with the distribution arrangement contemplated hereby.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, the parties agree and under take the following agreements:

1. Party B is hereby appointed by Party A to be exclusively in charge of the worldwide distribution of all the current and future diesel engine and diesel engine related products of Party A (the “Products”). In furtherance, and not in limitation, of the foregoing appointment, Party A hereby grants to Party B the exclusive right and authority to sell and distribute the Products anywhere in the world. Party B hereby accepts such appointment. Party A will not appoint any third party as a distributor, sales or other agent or representative for the distribution, marketing, sale, commercialization or other disposition of any of the Products, regardless of whether any such other appointment is on a limited product basis or limited territory basis, and Party A and shall not, directly or indirectly, sell, transfer or license, commercialize or otherwise make available the Products anywhere in the world to any person other than Party B.

2. Party A shall not take any action designed to develop an internal sales team with respect to the Products, other than for the sole benefit of, and at the direction of, Party B and it sales efforts for the Products. Party A shall immediately refer all sales inquires and requests about the Products to Party B.

3. Party B shall use commercially reasonable efforts to sell, distribute and export the Products. Notwithstanding the foregoing, Usunco, the controlling stockholder of Party B, and its affiliates, including, without limitation, any direct or indirect subsidiaries that Usunco forms to operate within the People’s Republic of China, is not restricted in any way from selling, distributing or otherwise commercializing products manufactured, assembled or otherwise produced by parties other than Party A, whether or not such products compete in any way with the Products.

4. This agreement and the exclusive distribution rights set forth herein will apply to all current and future products (including parts) created, developed, modified, enhanced and licensed for manufacture, fabrication, assembly and production by Party A during the term of this distribution agreement as it may be amended or modified from time to time and all such products fall within the definition of “Product” as used herein. In addition, Party B will have the right of first refusal to act as the exclusive, worldwide distributor of any other product that may be conceived, developed, licensed to, manufactured, assembled or produced by Party A (“collectively “Future Products”), which other products will be governed by this distribution agreement. In the event that Party A has a Future Product, it shall notify Party B of such Future Product, and provide to Party B any and all information about the Future Product as shall be reasonably requested by Party B to evaluate the Future Product and its marketability by Party B. Party B shall have not less than 90 days to elect to undertake the distribution of the Future Product hereunder by the giving of written notice to Party A of its acceptance of the distribution of such Future Product. If Party B does not give notice of its undertaking to distribute such Future Product, then Party A will be free to market or commercialize such Future Product in any way it determines. For the purposes of clarity, the right of first refusal apply to each and every Future Product individually and the procedure of notification, evaluation and acceptance must be done for each such product.

5. Party A will sell the Products to Party B at a competitive price designed to allow Party A to make a reasonable profit consistent with industry margins for similar distribution companies in similar industries. Party A has delivered to Party B the initial price list for the Products on the date hereof. Without limiting the generality of the foregoing, Party A may change the prices for its Products, from time to time in its discretion on 120 days’ prior written notice to Party B; provided, however, that Party A shall not increase the price of any Product by more than 5% in any one year as compared to the prior year. Notwithstanding the foregoing, Party A and Party B may mutually agree to adjust the pricing from time to time.

6. Party B shall have the right to use sub-distributors, sales agents or other companies, persons or organizations for the sale and/or distribution of the Products and Party A hereby approves the use of such sub-distributors, sales agents and other companies, persons or organizations.

7. If Party A desires to discontinue the manufacture, assembly or production of any of the Products, Party A shall provide to Party B at least six months’ prior notice of such discontinuance. In the event of such discontinuance, Party A shall reimburse Party B for any extraordinary costs associated with the termination of such item hereunder and repurchase any inventory held by Party B at the time of termination. Party B may give at least six months’ prior notice of its intention not to sell and distribute any of the Products, which will include the discontinuance of any marketing and sales support of such Products commencing the date of notice. In the event that Party B terminates this agreement in respect to an item included in the Products, Party A agrees that it will not sell such item itself after the termination at a price that is less than the last list price of Party B for the item.

8. Party A shall, during the term hereof, render such technical assistance to Party B as shall reasonably be required to assist Party B in distributing the Products and shall provide product support, including but not limited to: (i) complete maintenance and service instructions, and an operator’s manual for each of the Products; (ii) installation kits with installation instructions; and (iii) any other information as may reasonably be requested by Party B for the Products. Party A shall provide the foregoing free of cost to Party B.

9. Party A shall provide Party B with technical personnel with the training necessary to: (a) inform customers properly concerning the features and capabilities of the Products; (b) support the Products; and (c) otherwise carry out the obligations and responsibilities of Party B under this distribution agreement. Party A shall provide any and all such training free of cost to Party B.

10. Party A and Party B shall each comply with all applicable local and international laws and regulations in performing their respective duties hereunder and in any of their respective dealings with respect to the Products.

11. Party A hereby represents and warrants to Party B as follows:

(a) Party A is the exclusive owner of the Intellectual Property (as defined below) and the Products and that its entry into this distribution agreement does not violate any agreement between Party A and any third party.

(b) All Products are and shall remain free from defects in workmanship or material for a period of least one year from the date of purchase of such Product by an end-user.

12. Party B represents and warrants to Party A that Party B’s entry into this distribution agreement does not violate any agreement between Party B and any third party.

13. To protect the exclusivity of the distribution arrangement, Party A shall cause all of its high-level managers and employees, members of its board of directors or similar governing body, shareholders and such other parties as Party B may reasonably request (“Party A Executives”), to enter into non-competition agreements and intellectual property protection agreements in form and substance satisfactory to Party B. Part A shall use its best efforts to ensure that (a) no Party A Executive competes with Party A or Party B and that no Party A Executive invests in, is employed by, acts as a consultant, advisor or board member to, or otherwise provides services or advice to, any entity that competes with Party A or Party B anywhere in the world, and (b) no Party A Executive solicits employees or customers from Party A anywhere in the world. In the event of breach this distribution agreement, Party B or Usunco shall have the right to take legal action to protect their legal rights against Party A and the Party A Executives.

14. Party A hereby grants to Party B the the right to use its copyrights, trademarks and similar and related intellectual property in the marketing and distribution of the Products as contemplated by this distribution agreement and in connection with its obligations and rights under this distribution agreement in any manner as long as such use complies with all applicable laws.

15. Party A shall not, without prior written consent of Party B, take any action whether from an operational, contractual, investment or other perspective, that would negatively affect the exclusive distribution agreement contemplated hereunder.

16. Once each calendar year during the term of this distribution agreement, within 60 days after the close of the fiscal year of Party A, there will be provided to Party B, at no cost to Party B, the financial statements of Party A, prepared in accordance with generally accepted accounting principals of the PRC, consistently applied.

17. As soon as practicable after Party B commences its marketing and distribution, upon notice to Party A, Party A will notify its current and past customers of the Products of this distribution agreement and the grant of the distribution rights to Party B, such notice to be as mutually determined by Party A and Party B. In addition, Party A will secure from each of its past and current customers an acknowledgement that all future inquiries and purchases of the Products are to be made to and through Party B.

18. If in the event of a breach of the exclusive distribution arrangement by any party, then the breaching party will be responsible to the non-breaching party for all the monetary losses and damages and other legal remedies to which it may be entitled under the law or any provision of this distribution agreement.

19. In addition to the foregoing provision, Party A acknowledges and agrees that Party B will be incurring significant expense in order to fulfill its obligations hereunder. Party a further acknowledges that its breach of this distribution agreement would cause Part B and its stockholders significant damage and perhaps the complete cessation of its business. Since the exact amount of such damages would be extremely difficult, if not impossible to calculate, Party A agrees that in the event of the termination of this distribution agreement as a result of Party A materially breaching it, which breach has not been cured within a reasonable time not to exceed 30 calendar days, then Party B shall have the right to liquidated damages from Party A in an amount equal to the higher of (a) five times the annualized net income derived from the sale of the Products (as determined in accordance with United States GAAP, consistently applied) of Party B for the last four completed fiscal quarters, or (b) $50,000,000.

20. This distribution agreement shall remain in effect for a period of twenty-five (25) years commencing on the date that both parties have signed this distribution agreement. This distribution agreement shall be effective immediately after the execution thereof for fifteen years.

21. Upon the occurrence of any one of the following events, the party not responsible for the event of termination specified below shall, upon giving the other party written notice and without further obligation other than as expressly specified herein, have the right to terminate this distribution agreement: (a) material breach by either party in fulfilling any one or more of the obligations undertaken by it pursuant to this distribution agreement, which breach is not cured within 120 days after notice advising of such breach; (b) either party is declared insolvent or bankrupt, or makes an assignment of a substantial portion of its assets for the benefit of creditors; or a trustee, receiver or other officer of court is appointed to control a substantial portion of the assets of the other party, or if bankruptcy, liquidation or reorganization proceedings are instituted by or against the other party; or (c) either party is prevented from fulfilling its obligations hereunder for a period in excess of 180 consecutive days as a result of the occurrence of an event of Force Majeure (as defined below).

22. Upon termination of this distribution agreement for any reason whatsoever: Party A shall: (a) be responsible for the support or maintenance of the Products owned by end-users and shall bear all expenses related thereto; and (b) purchase from Party B all Products in Party B's possession, which have not been sold to an end-user, including all charges for return of the same to Party A. Party B shall ship such Products to Party A in accordance with the instructions supplied by Party A at no cost to Party B.

23. Each party to this distribution agreement (the “Indemnitor”) agrees to indemnify and hold the other party (the “Indemnitee”), its partners, shareholders, directors, officers, employees, agents, and assignees harmless against any liability for any claims arising out of any breach by the Indemnitor of its duties under this distribution agreement or any other agreement between the parties. For purposes of this clause, “claims” includes any and all claimed liabilities or obligations, incurred or claimed to have been incurred in connection with business conducted by the Indemnitee. This indemnity shall continue in effect after the termination of this distribution agreement.

24. Any notice or consent required by this distribution agreement shall be in writing, and the notice will be either personally delivered or mailed by prepaid registered or certified mail, return receipt requested, or conveyed by other then legally acceptable means, to such party at its address as specified on the signature page hereto. Such notices shall be deemed delivered on the date of receipt, or upon attempted delivery if acceptance of delivery is refused.

25. No waiver of any breach of any of the provisions of this distribution agreement shall be deemed a waiver of any preceding or succeeding breach of the same or any other provisions hereof. No such waiver shall be effective unless in writing and then only to the extent expressly set forth in writing. This distribution agreement may not be modified, altered or amended except by written instrument duly executed by both parties.

26. This distribution agreement and performance hereunder shall be construed and governed by the laws of People’s Republic of China without giving effect to conflict of law principles thereof. All disputes arising out of or in connection with this distribution agreement or the performance of its provisions by either party hereto shall be referred to binding arbitration before three arbitrators and the arbitration will be conduced in accordance with the UNCITRAL Arbitration Rules at a venue before the Hong Kong International Arbitration Center. Each party will select one arbitrator in accordance with the UNCITRAL Arbitration Rules and then the two arbitrators so selected will select the remaining arbitrator in accordance with the UNCITRAL Arbitration Rules. The decision of the arbitrators will be final and binding upon the parties and will be enforceable in any court of competent jurisdiction. Each party will be responsible for its won costs of the arbitration, including the costs of legal counsel. The parties will share equally in the cost of the arbitration, including the fees and expenses of the arbitrator, venue and enforcement, unless the arbitration award provides to the contrary.

27. This distribution agreement is being executed in both English and Chinese versions. If there is any ambiguity or inconsistency between the two versions, the Chinese version of this distribution agreement shall prevail and be instructive of the parties obligations hereunder.

28. In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this distribution agreement, and this distribution agreement shall be construed as if such provision(s) had never been contained herein, provided that such provision(s) shall be curtailed, limited or eliminated only to the extent necessary to remove the invalidity, illegality or unenforceability.

29. Any delay or failure in the performance of any part or the whole of this distribution agreement by either party hereto shall be excused, subject to the other provisions hereof, if and to the extent caused by earthquake, typhoon, or other natural disaster, war, warlike condition, revolution, terrorist attack, blockade, embargo or governmental order, rule or restriction (“Force Majeure”), and the affected part of this distribution agreement shall be suspended until such Force Majeure has ended.

30. The parties agree that this distribution agreement is the complete and exclusive statement of the agreement between the parties, which supersedes and merges all prior proposals, understandings and other agreements, oral or written, between the parties relating to this distribution agreement, including any letter of intent, memorandum of understanding or similar agreement or instrument previously existing between the parties.

31. This distribution agreement shall be effective after signed by representatives of both parties and there shall be two original copies, each party shall have one copy.

[Signature Page Follows]

The parties to this distribution agreement are evidencing their intention to be legally bound by this distribution agreement by signing in the space provided below as of January ___, 2007. Each such signing party hereby represents and warrants to the other parties that it is authorized to execute and deliver this distribution agreement.

Party A:	Zhejiang Xinchai Holding Group Co., Ltd.

Representative Signature:	/S/ Zhu, Xianwei
Print Name:	Zhu Xianwei
Print Title:	Chairman
Print Address for Notices:

Party B:	Zhejiang Zhongchai Machinery Co., Ltd.

Representative Signature:	/S/ Shi Rong
Print Name:	Shi Rong
Print Title:	General Manager
Print Address for Notices: